UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)

Enviva Partners, LP
(Name of Issuer)

Common units representing limited partner interests
(Title of Class of Securities)

29414J107
(CUSIP Number)

Dianna Rosser Aprile c/o Riverstone Holdings LLC 712 Fifth Avenue, 36th Floor New York, NY 10019 (212) 993-0076
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

February 12, 2021
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

CUSIP No. 29414J107

1.	Names of Reporting Person: Enviva Collateral PledgeCo, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 6,007,454
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 6,007,454
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,007,454
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 15.0%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Enviva Cottondale Acquisition I, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 6,007,454
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 6,007,454
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,007,454
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 15.0%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)       Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Enviva MLP Holdco, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 7,578,921
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 7,578,921
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 7,578,921
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 18.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Enviva Holdings, LP
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Enviva Holdings GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Enviva Holdings GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Echo Rollover Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Echo Continuation Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Echo Rollover GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone ECF GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Echo Partners, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Echo GP, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Holdings LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone/Gower Mgmt Co Holdings, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) PN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Riverstone Management Group, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) OO

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: David M. Leuschen
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) IN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

CUSIP No. 29414J107

1.	Names of Reporting Person: Pierre F. Lapeyre Jr.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC Use Only
4.	Source of Funds (See Instructions) OO (See Item 3)
5.	Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or (e) ☐
6.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person with	7.	Sole Voting Power 13,586,375
	8.	Shared Voting Power 0
	9.	Sole Dispositive Power 13,586,375
	10.	Shared Dispositive Power 0
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 13,586,375
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
13.	Percent of Class Represented by Amount in Row (11) 33.9%(1)
14.	Type of Reporting Person (See Instructions) IN

(1)	Based on 40,020,077 common units outstanding as of February 9, 2021.

Explanatory Note

This Amendment No. 4 (this “Amendment”) amends and supplements the Schedule 13D originally filed with the United States Securities and Exchange Commission on December 28, 2015 (as amended to date, the “Schedule 13D”) with respect to the common units representing limited partner interests (“Common Units”) in Enviva Partners, LP (the “Issuer”). Capitalized terms used in this Amendment and not otherwise defined shall have the same meanings ascribed to them in the Schedule 13D.

Item 2.	Identity and Background

This Amendment amends and restates paragraphs (a), (b) and (f) of Item 2 of the Schedule 13D in their entirety as follows:

(a), (f) This Schedule 13D is being filed jointly by (i) Enviva Collateral PledgeCo, LLC, a Delaware limited liability company (“Enviva PledgeCo”), (ii) Enviva Cottondale Acquisition I, LLC (“Enviva Cottondale”), a Delaware limited liability company, (iii) Enviva MLP Holdco, LLC, a Delaware limited liability company (“Enviva MLP Holdco”), (iv) Enviva Holdings, LP, a Delaware limited partnership (“Enviva Holdings”), (v) Enviva Holdings GP, LLC, a Delaware limited liability company (“Holdings GP”), (vi) Riverstone Enviva Holdings GP, LLC, a Delaware limited liability company (“Riverstone Enviva Holdings”), (vii) Riverstone Echo Rollover Holdings, L.P., a Delaware limited partnership (“Echo Rollover Holdings”), (viii) Riverstone Echo Continuation Holdings, L.P., a Delaware limited partnership (“Echo Continuation Holdings”), (ix) Riverstone Echo Rollover GP, LLC, a Delaware limited liability company (“Echo Rollover GP”), (x) Riverstone ECF GP, LLC, a Delaware limited liability company (“ECF GP”), (xi) Riverstone Echo Partners, L.P., a Delaware limited partnership (“Echo Partners”), (xii) Riverstone Echo GP, LLC, a Delaware limited liability company (“Riverstone Echo GP”), (xiii) Riverstone Holdings LLC, a Delaware limited liability company (“Riverstone Holdings”), (xiv) Riverstone/Gower Mgmt Co Holdings, L.P., a Delaware limited partnership (“Riverstone/Gower”), (xv) Riverstone Management Group, L.L.C., a Delaware limited liability company (“Riverstone Management”), (xvi) David M. Leuschen and (xvii) Pierre F. Lapeyre Jr. (together, the “Reporting Persons”)

(b) The principal business office for each of Enviva PledgeCo, Enviva Cottondale, Enviva MLP Holdco, Enviva Holdings, and Holdings GP is: 7200 Wisconsin Avenue, Suite 1000, Bethesda, MD 20814. The principal business office for each of the other Reporting Persons and Former Reporting Persons is: 712 Fifth Avenue, 36th Floor, New York, NY 10019.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 3:

The information set forth in Item 4 with regard to the February 2021 Assignments (as defined in Item 4) is incorporated herein by reference.

Item 4.	Purpose of the Transaction

Item 4 of the Schedule 13D is hereby amended by inserting the following information at the end of Item 4:

On February 12, 2021, (i) Enviva Development Holdings, LLC, a Delaware limited liability company (“Enviva Development Holdings”) assigned 1,681,237 Common Units to Enviva MLP Holdco, LLC, and (b) Enviva Cottondale assigned 6,007,454 Common Units to its wholly owned subsidiary, Enviva PledgeCo, each in connection with the entry into a financing agreement by Enviva Holdings (the “February 2021 Assignments”). As a result of the February 2021 Assignments, Enviva Development Holdings ceased to beneficially own any Common Units.

Mr. Leuschen and Mr. Lapeyre Jr. are the managing directors of Riverstone Management and have or share voting and investment discretion with respect to the securities beneficially owned by Riverstone Management, which is the general partner of Riverstone/Gower, which is the sole member of Riverstone Holdings, which is the sole member of Riverstone Echo GP, which is the general partner of Echo Partners, which is the sole member of each of ECF GP and Echo Rollover GP.  ECF GP is the general partner of Echo Continuation Holdings.  Echo Rollover GP is the general partner of Echo Rollover Holdings.  Riverstone Enviva Holdings is managed by its members, Echo Continuation Holdings and Echo Rollover Holdings.  Riverstone Enviva Holdings is the sole member of Holdings GP, which is the general partner of Enviva Holdings, which is the sole member of each of (i) Enviva MLP Holdco, which owns 7,578,921 Common Units and a 100% limited liability company interest in Enviva Partners GP, LLC, a Delaware limited liability company and the general partner of the Issuer (the “General Partner”), and (ii) Enviva Cottondale, which owns a 100% limited liability company interest in Enviva PledgeCo, which owns 6,007,454 Common Units (Enviva MLP Holdco and Enviva PledgeCo together, the “Common Unit Holders”).  Enviva Holdings also indirectly owns 100% of the incentive distribution rights representing limited partner interests in the Issuer.

As a result, each of Mr. Lapeyre, Mr. Leuschen, Riverstone Management, Riverstone/Gower, Riverstone Holdings, Riverstone Echo GP, Echo Partners, ECF GP, Echo Rollover GP, Echo Continuation Holdings, Echo Rollover Holdings, Riverstone Enviva Holdings, Holdings GP and Enviva Holdings, may be deemed to have or share beneficial ownership of the securities held of record by the Common Unit Holders, and Enviva Cottondale may be deemed to have or share beneficial ownership of the securities held of record by Enviva PledgeCo.

Item 5.	Interest in Securities of the Issuer

This Amendment amends and restates Item 5 of the Schedule 13D in its entirety as follows:

(a)-(b) The percent of class provided for each Reporting Person below is based on 40,020,077 Common Units outstanding as of February 9, 2021.

1.	Enviva Collateral PledgeCo, LLC

A.	Amount beneficially owned: 6,007,454

B.	Percent of class: 15.0%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 6,007,454

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 6,007,454

iv.	Shared power to dispose or to direct the disposition of: 0

2.	Enviva Cottondale Acquisition I, LLC

A.	Amount beneficially owned: 6,007,454

B.	Percent of class: 15.0%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 6,007,454

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 6,007,454

iv.	Shared power to dispose or to direct the disposition of: 0

3.	Enviva MLP Holdco, LLC

A.	Amount beneficially owned: 7,578,921

B.	Percent of class: 18.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 7,578,921

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 7,578,921

iv.	Shared power to dispose or to direct the disposition of: 0

4.	Enviva Holdings, LP

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

5.	Enviva Holdings GP, LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

6.	Riverstone Enviva Holdings GP, LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

7.	Riverstone Echo Rollover Holdings, L.P.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

8.	Riverstone Echo Continuation Holdings, L.P.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

9.	Riverstone Echo Rollover GP, LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

10.	Riverstone ECF GP, LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

11.	Riverstone Echo Partners, L.P.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

12.	Riverstone Echo GP, LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

13.	Riverstone Holdings LLC

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

14.	Riverstone/Gower Mgmt Co Holdings, L.P.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

15.	Riverstone Management Group, L.L.C.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

16.	David M. Leuschen

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

17.	Pierre F. Lapeyre Jr.

A.	Amount beneficially owned: 13,586,375

B.	Percent of class: 33.9%

C.	Number of units as to which the person has:

i.	Sole power to vote or to direct the vote: 13,586,375

ii.	Shared power to vote or to direct the vote: 0

iii.	Sole power to dispose or to direct the disposition of: 13,586,375

iv.	Shared power to dispose or to direct the disposition of: 0

(c)       Except for the February 2021 Assignments, none of the Reporting Persons or Related Persons have effected any transactions in the Common Units during the past sixty days.

(d)       Not applicable.

(e)       Following the February 2021 Assignments, Enviva Development Holdings ceased to be the beneficial owner of any Common Units.

Item 7.	Material to Be Filed as Exhibits

This Amendment supplements Item 7 of the Schedule 13D as follows:

Exhibit Number	Description of Exhibit
24.1	Power of Attorney
99.8	Joint Filing Agreement, dated February 12, 2021.

SIGNATURES

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete and correct.

Dated: February 12, 2021

ENVIVA COLLATERAL PLEDGECO, LLC

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, and Secretary

ENVIVA COTTONDALE ACQUISITION I, LLC

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, and Secretary

ENVIVA MLP HOLDCO, LLC

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, and Secretary

ENVIVA HOLDINGS, LP

By Enviva Holdings GP, LLC, as its sole general partner

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, and Secretary

ENVIVA HOLDINGS GP, LLC

By:	/s/ Jason E. Paral
Name:	Jason E. Paral
Title:	Vice President, Associate General Counsel, and Secretary

RIVERSTONE ENVIVA HOLDINGS GP, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO ROLLOVER HOLDINGS, L.P.

By Riverstone Echo Rollover GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO CONTINUATION HOLDINGS, L.P.

By Riverstone ECF GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO ROLLOVER GP, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECF GP, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO PARTNERS, L.P.

By Riverstone Echo GP, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE ECHO GP, LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Managing Director

RIVERSTONE HOLDINGS LLC

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

RIVERSTONE/GOWER MGMT CO HOLDINGS, L.P.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

RIVERSTONE MANAGEMENT GROUP, L.L.C.

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Manager

/s/ Peter Haskopoulos, attorney-in-fact
David M. Leuschen

/s/ Peter Haskopoulos, attorney-in-fact
Pierre F. Lapeyre Jr.

SCHEDULE A

Schedule A is hereby amended and supplemented by inserting the following list of officers of Enviva Collateral PledgeCo, LLC at the end of Schedule A:

Enviva Collateral PledgeCo, LLC

Executive Officers

Name	Present Principal Occupation or Employment	Business Address	Citizenship
John K. Keppler	President and Chief Executive Officer of Enviva Management Company, LLC	(1)	United States
Shai S. Even	Executive Vice President and Chief Financial Officer of Enviva Management Company, LLC	(1)	United States
Yanina A. Kravtsova	Executive Vice President, Communications, Public and Environmental Affairs of Enviva Management Company, LLC	(1)	United States
Joseph N. Lane	Executive Vice President, Human Capital of Enviva Management Company, LLC	(1)	United States
Thomas Meth	Executive Vice President, Sales and Marketing of Enviva Management Company, LLC	(1)	United States
William H. Schmidt, Jr.	Executive Vice President, Corporate Development and General Counsel of Enviva Management Company, LLC	(1)	United States
E. Royal Smith	Executive Vice President, Operations of Enviva Management Company, LLC	(1)	United States

(1)	7200 Wisconsin Avenue, Suite 1000, Bethesda, MD 20814